Exhibit 4.1

OLIN CORPORATION

____________________

5.50% SENIOR NOTES DUE 2022

____________________

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 22, 2012

____________________

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1	Definitions	2
SECTION 1.2	Other Definitions	6
SECTION 1.3	Incorporation by Reference of Trust Indenture Act	6
SECTION 1.4	Rules of Construction	6

ARTICLE II THE NOTES

SECTION 2.1	Creation of Series of Securities	7
SECTION 2.2	Terms of the Notes	7
SECTION 2.3	Exchange of Global Notes for Certificated Notes	8
SECTION 2.4	Defaulted Interest	9

ARTICLE III REDEMPTION

SECTION 3.1	Special Mandatory Redemption	9
SECTION 3.2	Mandatory Redemption; Sinking Fund	9
SECTION 3.3	Optional Redemption	9

ARTICLE IV CERTAIN COVENANTS

SECTION 4.1	Change of Control Repurchase Event	10
SECTION 4.2	Payment of Notes	11
SECTION 4.3	Certain Amendments to the Base Indenture	11

ARTICLE V DEFAULTS AND REMEDIES

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ARTICLE VI DEFEASANCE AND COVENANT DEFEASANCE

ARTICLE VII CONCERNING THE TRUSTEE

SECTION 7.1	Separate Trustee Designation	18
SECTION 7.2	Reports by Company	18
SECTION 7.3	Certain Rights of Trustee	19

ARTICLE VIII AMENDMENT, SUPPLEMENT AND WAIVER

ARTICLE IX APPLICATION OF THIRD SUPPLEMENTAL INDENTURE AND CREATION OF THE INITIAL NOTES

SECTION 9.1	Application of This Third Supplemental Indenture	22
SECTION 9.2	Effect of Third Supplemental Indenture	22

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ARTICLE X MISCELLANEOUS

SECTION 10.1	The Third Supplemental Indenture	23
SECTION 10.2	Counterparts	23
SECTION 10.3	Recitals	23
SECTION 10.4	Effect of Headings	23
SECTION 10.5	Indenture and Notes To Be Construed in Accordance with the Laws of the State of New York	23

EXHIBITS

Exhibit A	FORM OF 5.50% SENIOR NOTE

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THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of August 22, 2012, by and between Olin Corporation, a Virginia corporation (the “Company”), and U.S. Bank National Association, as trustee (in such capacity, and solely with respect to the series of Debt Securities provided for herein, the “Trustee”).

WHEREAS, the Company, The Bank of New York Mellon Trust Company, N.A., (the “Original Trustee”) and the Trustee entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of August 9, 2012, which supplemented and amended the Indenture, dated as of August 19, 2009, between the Company and the Original Trustee (such Indenture, as supplemented and amended by the Second Supplemental Indenture, the “Base Indenture”);

WHEREAS, Sections 2.01, 2.03 and 10.01 of the Base Indenture provide, among other things, that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture for, among other things, the purpose of establishing the designation, form, terms and provisions of Debt Securities (as defined in the Base Indenture) of any series as permitted by Sections 2.01, 2.03 and 10.01 of the Base Indenture;

WHEREAS, on the date hereof the Company desires to establish and issue a new series of Debt Securities, to be designated as the Company’s 5.50% Senior Notes due 2022 (the “Initial Notes”) pursuant to the Base Indenture, as supplemented and amended by this Third Supplemental Indenture, which Notes (as defined below) shall be senior unsecured obligations of the Company;

WHEREAS, the Company desires to designate and appoint U.S. Bank National Association to serve as Trustee under the Indenture with respect to the Notes in the manner contemplated by Section 201 of the Second Supplemental Indenture, with the effect of causing the Notes to constitute a Designated Series (as defined in the Second Supplemental Indenture) for all purposes of the Indenture; and

WHEREAS, the Company desires to enter into a supplemental indenture pursuant to Sections 2.01, 2.03 and 10.01 of the Base Indenture to establish the designation, form, terms and provisions of the Notes and to make deletions, modifications and additions to the Base Indenture pertaining to the Notes, as contemplated by Sections 2.01, 2.03 and 10.01 of the Base Indenture.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, for the benefit of each other and for the equal and proportionate benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Initial Notes and (ii) Additional Notes (as defined herein), if any, issued from time to time (together with the Initial Notes, the “Notes”), hereby enter into this Third Supplemental Indenture, which amends, modifies, supplements and restates (as applicable) the Base Indenture with respect to (and only with respect to) the Notes, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1          Definitions.

“Acquisition” means the acquisition of all the voting and non-voting common stock of K. A. Steel Chemicals Inc.

“Acquisition Agreement” means the Stock Purchase Agreement dated as of July 17, 2012, among the Company, K. A. Steel Chemicals Inc., each of the stockholders of K. A. Steel Chemicals Inc. and Robert F. Steel, as it may be amended, modified or otherwise supplemented in accordance with its terms.

“Additional Notes” means Notes (other than the Initial Notes), if any, issued pursuant to Article II hereof and otherwise in compliance with the provisions of this Third Supplemental Indenture.

“Bankruptcy Law” means Title 11 of the U.S. Code or any similar federal or state bankruptcy, insolvency or similar law.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Board of Directors” means (i) with respect to the Company or any Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto, other than the Global Notes.

“Change of Control” means the occurrence of any of the following:

(i)           the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s wholly owned Subsidiaries;

(ii)          the adoption of a plan relating to the Company’s liquidation or dissolution;

(iii)         the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s wholly owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares; or

(iv)         the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if (a) pursuant to such transaction the Company becomes a wholly owned Subsidiary of such holding company and (b) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event. The Company will promptly give written notice to the Trustee of any Change of Control Repurchase Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission and any successor thereto.

“Company” has the meaning set forth in the preamble hereto until a successor replaces it in accordance with the applicable provisions of this Third Supplemental Indenture and, thereafter, means the successor thereto.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of the Board of Directors of the Company on the first date that any of the Notes were issued or (ii) was nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

“Debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, issued, assumed or guaranteed by the Company.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in the Base Indenture as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the Base Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Note Legend” means the legend identified as such in Section 2.15(a) of the Base Indenture.

“Global Notes” means the Notes in global form and registered in the name of the Depositary or its nominee that are in the form of Exhibit A attached hereto.

“Holder” means a Person in whose name a Note is registered in the security register.

“Indenture” means the Base Indenture, as amended and supplemented by this Third Supplemental Indenture and any other supplemental indentures thereto.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means August 22, 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required by law, regulation or executive order to be open in the State of New York.

“Moody’s” means Moody’s Investors Services, Inc. and any successor to its rating agency business.

“Mortgage” means any mortgage, lien, pledge or other encumbrance issued, assumed or guaranteed by us.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, and which opinion shall be addressed to the Trustee in its capacity as such, and shall comply with any applicable provisions herein.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, covenant defeasance or similar payment with respect to, any Notes on behalf of the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Prospectus Supplement” means the Prospectus Supplement dated August 9, 2012 to the Prospectus dated December 12, 2011, relating to the initial offering and sale of the Notes.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the Commission.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other indebtedness or any installment of interest thereon, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness or such installment of interest is due and payable.

“Subsidiary” means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by the Company.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Trustee” has the meaning set forth in the recitals to this Third Supplemental Indenture until a successor replaces it in accordance with the applicable provisions of this Third Supplemental Indenture and the Base Indenture and, thereafter, means the successor.

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

SECTION 1.2          Other Definitions.

Term	Defined in Section
“Base Indenture”	Recitals
“Debt Securities”	Recitals
“Event of Default”	5.1
“Initial Notes”	Recitals
“Notes”	Recitals
“Original Trustee”	Recitals
“Special Mandatory Redemption”	3.1
“Third Supplemental Indenture”	Recitals
“Trigger Date”	3.1

SECTION 1.3          Incorporation by Reference of Trust Indenture Act.  This Third Supplemental Indenture is subject to the mandatory provisions of the TIA which are incorporated by reference in, and made a part of, this Third Supplemental Indenture with respect to (and only with respect to) the Notes. Whenever this Third Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Third Supplemental Indenture.

The following TIA term has the following meaning:

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this Third Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4          Rules of Construction.  Unless the context otherwise requires, for purposes of this Third Supplemental Indenture:

(1)	a term has the meaning assigned to it herein;

(2)	an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP or a successor to GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	unless otherwise specified, any reference to a Section or an Article refers to such Section or Article of this Third Supplemental Indenture;

(6)	provisions apply to successive events and transactions; and

(7)	references to sections of or rules under the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

ARTICLE II

THE NOTES

SECTION 2.1          Creation of Series of Securities.  Pursuant to Section 2.03 of the Base Indenture, there is hereby created a new series of Debt Securities designated as the “5.50% Senior Notes due 2022” in an unlimited aggregate principal amount.  On the Issue Date, the Company will issue $200,000,000 in aggregate principal amount of the Notes.

SECTION 2.2          Terms of the Notes.  Pursuant to Section 2.01 of the Base Indenture, the Notes shall be substantially in the form annexed hereto as Exhibit A.  The terms and provisions contained in the form of the Notes annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Third Supplemental Indenture.  The Company shall be entitled to issue Additional Notes under this Third Supplemental Indenture that shall have identical terms and conditions as the Initial Notes, other than with respect to the date of issuance and, if issued after February 15, 2013, the date from which interest thereon will begin to accrue.  The Initial Notes issued on the Issue Date and any Additional Notes shall be part of the same series as the Initial Notes and will be treated as a single class for all purposes under this Third Supplemental Indenture and the Base Indenture.  The Initial Notes issued on the Issue Date will be represented by one or more Global Notes in the name of Cede & Co., as a nominee of the Depositary, The Depository Trust Company.  The Notes shall be in initial denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

With respect to any Additional Notes, in addition to any other requirements set forth in the Base Indenture, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(i)             the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Third Supplemental Indenture;

(ii)            the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code; and

(iii)           whether such Additional Notes will be issued as Global Notes or as Certificated Notes and whether and to what extent the Additional Notes will contain additional legends.

SECTION 2.3          Exchange of Global Notes for Certificated Notes.  Section 2.15 of the Base Indenture is hereby supplemented, solely with respect to that series of Debt Securities which consists of the Notes, to add the following provisions:

(i)             Transfers of Interests in Global Notes for Certificated Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by the Depositary to a successor Depositary or a nominee of such successor Depositary.  Global Notes shall be exchanged by the Company for Certificated Notes if (i) the Depositary (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or (iii) there has occurred and is continuing an Event of Default with respect to the Notes entitling the Holder to accelerate the maturity of the Notes.  Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Certificated Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.09 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to the first sentence of this paragraph (i) or Section 2.08 or 2.09 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this paragraph (i).

(ii)            Legends.  Each Global Note issued under this Third Supplemental Indenture shall bear a legend in substantially the form as specified in Section 2.15 of the Base Indenture and any other appropriate legends specified in an Officers’ Certificate.

(iii)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Base Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

SECTION 2.4          Defaulted Interest.  If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date.  The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date.  At least fifteen (15) days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

ARTICLE III

REDEMPTION

SECTION 3.1          Special Mandatory Redemption.  The Base Indenture is hereby supplemented, solely with respect to that series of Debt Securities which consists of the Notes, to add the mandatory redemption provision set forth in this Section 3.1 with respect to the Notes.  The Notes will be subject to a mandatory redemption (the “Special Mandatory Redemption”) in the event that either (i) the Acquisition is not consummated on or prior to November 20, 2012 or (ii) the Acquisition Agreement is terminated prior to November 20, 2012 (any such date, a “Trigger Date”).  If a Trigger Date occurs, the Company shall cause a notice of redemption to be mailed to each Holder at its registered address and to the Trustee promptly, but in any event not later than five Business Days after the Trigger Date, and will redeem the Notes on the date specified in the notice of redemption (which shall be no later than five Business Days following the date of such notice). The aggregate redemption price for any Special Mandatory Redemption will be equal to the aggregate initial offering price of the Notes as shown on the cover page of the Prospectus Supplement, together with accrued interest on the Notes from the Issue Date up to, but not including, the date of the Special Mandatory Redemption.  It is hereby acknowledged that the Acquisition was consummated on the Issue Date.

SECTION 3.2          Mandatory Redemption; Sinking Fund.  Except as provided in Section 3.1, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.3          Optional Redemption.  The Base Indenture is hereby supplemented, solely with respect to that series of Debt Securities which consists of the Notes, to add the optional redemption provisions set forth in Exhibit A hereto with respect to the Notes.

ARTICLE IV

CERTAIN COVENANTS

SECTION 4.1          Change of Control Repurchase Event.  The Base Indenture is hereby supplemented, solely with respect to that series of Debt Securities which consists of the Notes, to add the covenant set forth in this Section 4.1 with respect to the Notes.  If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes as provided in the Indenture, the Company will make an offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000 principal amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase.  Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after a definitive agreement is in place for a Change of Control, the Company will mail a notice to each Holder, and provide notice to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed.  The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(A)           accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

(B)           deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(C)           deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Company will execute and direct the Trustee to promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

SECTION 4.2          Payment of Notes.  The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 12:00 noon (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

SECTION 4.3          Certain Amendments to the Base Indenture.

(a)           Section 4.05(b) and Section 4.06(b) of the Base Indenture are hereby each amended, solely with respect to that series of Debt Securities which consists of the Notes, by replacing the phrase “exceed the greater of (x) 10% of Consolidated Net Tangible Assets and (y) $300 million” at the end thereof with “exceed 10% of Consolidated Net Tangible Assets”.

(b)           Section 4.05(c)(1)(a)(i) of the Base Indenture is hereby amended, solely with respect to that series of Debt Securities which consists of the Notes, by replacing the entirety of the text appearing in said Section 4.05(c)(1)(a)(i) with “[reserved]”.

(c)           Section 5.03 of the Base Indenture is hereby amended, solely with respect to the series of Debt Securities which consists of the Notes, by replacing the entirety of said Section 5.03 with the following:

“Whether or not required by the Commission, so long as any Notes are outstanding, the Company shall furnish to the Holders, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.  In addition, whether or not required by the Commission, the Company shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors.  For so long as any Notes remain outstanding, the Company shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.”

(d)           Section 11.01 of the Base Indenture is hereby amended, solely with respect to that series of Debt Securities which consists of the Notes, by replacing the first reference to “corporation” therein with “Person” and by replacing the second reference to “corporation” therein with “Person (if other than the Company)”.

ARTICLE V

DEFAULTS AND REMEDIES

SECTION 5.1          Events of Default.  Each of the following constitutes an “Event of Default”:

(1)            default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2)            default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)            default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) or (2) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes (provided that, and without limiting the foregoing in this clause (3), in the case of a default or breach of any covenant or agreement set forth in Section 5.03 of the Base Indenture (as amended by this Third Supplemental Indenture), no Event of Default shall occur (and any such default or breach shall be deemed to not have occurred for all purposes under the Indenture) with respect to any failure to furnish or file any information or report required thereunder if the Company files or furnishes such information or report within 120 days after the Company was required (or would have been required) to file the same pursuant to the Commission’s rules and regulations);

(4)            (i) the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

 (a)           commences a voluntary case,

 (b)           consents to the entry of an order for relief against it in an involuntary case,

 (c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

 (d)           makes a general assignment for the benefit of its creditors, or

 (e)           generally is not paying its debts as they become due; or

(ii)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

 (a)           is for relief against the Company or any Significant Subsidiary, in an involuntary case;

 (b)           appoints a custodian of the Company or any Significant Subsidiary for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or

 (c)           orders the liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 5.2          Acceleration.  If an Event of Default (other than an Event of Default specified in clause (4) of Section 5.1 with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

If an Event of Default specified in clause (4) of Section 5.1 occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 5.3          Waiver of Past Defaults.  The Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default with respect to the Notes and its consequences under this Third Supplemental Indenture except any such Default or Event of Default (1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes, or (2) in respect of a covenant or provision of the Indenture or this Third Supplemental Indenture which under the terms hereof or thereof cannot be modified or amended without the consent of the Holder of each outstanding Note affected, which in either case shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 5.4          Control by Majority.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it.  However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Third Supplemental Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 5.5          Rights of Holders of Notes to Receive Payment.  Notwithstanding any other provision of this Third Supplemental Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

ARTICLE VI

DEFEASANCE AND COVENANT DEFEASANCE

SECTION 6.1          Option to Effect Defeasance or Covenant Defeasance.  The Company may, at the option of its Board of Directors evidenced by a resolution of its Board of Directors set forth in an Officers’ Certificate, at any time, elect to have either Section 6.2(a) or 6.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VI.

SECTION 6.2          Defeasance and Discharge.  (a)  Upon the Company’s exercise under Section 6.1 hereof of the option applicable to this Section 6.2(a), the Company shall, subject to the satisfaction of the conditions set forth in Section 6.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “defeasance”).  For this purpose, defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 6.5 hereof and the other Sections of the Indenture referred to in clauses (a) and (b) below, and to have satisfied all of its other obligations under such Notes and, to the extent related to such Notes, the Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 6.4(l) hereof; (b) the Company’s obligations with respect to such Notes under Sections 2.04, 2.05, 2.07, 2.08, 2.09, 4.02 and 4.04 of the Base Indenture; (c) the rights, powers, trusts, benefits and immunities of the Trustee, including, without limitation thereunder, under Section 7.06 of the Base Indenture and Sections 6.5 and 6.7 hereof and the Company’s obligations in connection therewith; (d) the Company’s rights under the optional redemption provisions of the Notes; and (e) the provisions of this Article VI.  Subject to compliance with this Article VI, the Company may exercise its option under this Section 6.2(a) notwithstanding the prior exercise of its option under Section 6.3 hereof.

(b)           The Company may terminate its obligations under the Indenture with respect to the Notes when:

(1)            either:  (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date fixed for redemption;

(2)            the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company with respect to the Notes;

(3)            the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(4)            the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date fixed for redemption, as the case may be; and

(5)            the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

SECTION 6.3          Covenant Defeasance.  Upon the Company’s exercise under Section 6.1 hereof of the option applicable to this Section 6.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 6.4 hereof, be released from its obligations under the covenants contained in Sections 4.05, 4.06 and 5.03 of the Base Indenture (as amended hereby) and Sections 3.1 and 4.1 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, covenant defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default with respect to the Notes, but, except as specified above, the remainder of the Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 6.1 hereof of the option applicable to this Section 6.3, subject to the satisfaction of the conditions set forth in Section 6.4 hereof, Section 5.1(3) (with respect to any Significant Subsidiary) hereof shall not constitute an Event of Default with respect to the Notes.

SECTION 6.4          Conditions to Defeasance or Covenant Defeasance.  The following shall be the conditions to the application of either Section 6.2(a) or 6.3 hereof to the outstanding Notes:

In order to exercise either defeasance or covenant defeasance with respect to the Notes:

(1)            the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes:  (A) money in an amount, or (B) U.S. Government Obligations (as defined in the Base Indenture) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2)            in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Third Supplemental Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3)            in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4)            no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Mortgage to secure such borrowing);

(5)            such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(6)            the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) or (3) above with respect to a defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year or are to be called for redemption under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 6.5          Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 6.6 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 6.5, the “Trustee”) pursuant to Section 6.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 6.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VI to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable U.S. Government Obligations held by it as provided in Section 6.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 6.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent defeasance or covenant defeasance.

SECTION 6.6          Repayment to Company.  Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 6.7          Reinstatement.  If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with Section 6.2(b) or 6.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 6.2(b) or 6.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 6.2(b) or 6.3 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE VII

CONCERNING THE TRUSTEE

SECTION 7.1          Separate Trustee Designation.  The Company hereby designates and appoints U.S. Bank National Association, and, subject to the other applicable provisions of the Base Indenture and this Third Supplemental Indenture, its successors and assigns to serve as trustee with respect to that series of Debt Securities which consists of the Notes.  The foregoing shall constitute the designation and appointment contemplated by Section 201 of the Second Supplemental Indenture, and the Notes shall constitute a “Designated Series” for all purposes of the Indenture.

SECTION 7.2          Reports by Company.  Section 5.04 of the Base Indenture is hereby amended, solely with respect to that series of Debt Securities which consists of the Notes, to add the following provision as a new clause (d):

(d) Delivery of the reports, information and documents to the Trustee required under Section 5.04 of the Base Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 7.3          Certain Rights of Trustee.  Section 7.02 of the Base Indenture is hereby amended, solely with respect to that series of Debt Securities which consists of the Notes, to add the following provisions as a new clause (i) and (j):

(i) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder; and

(j) anything in the Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

ARTICLE VIII

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 8.1          Without Consent of Holders of the Notes.  Notwithstanding Section 8.2 of this Third Supplemental Indenture, without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes with respect to the Notes (and only with respect to the Notes):

(1)	to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Notes;

(2)	to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3)	to add additional Events of Default;

(4)	to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5)	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)	to provide for or confirm the issuance of additional debt securities in accordance with the terms of the Indenture;

(7)	to add a guarantor or to release a guarantor in accordance with the Indenture;

(8)            to cure any ambiguity, defect, omission, mistake or inconsistency;

(9)            to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company;

(10)          to conform the text of this Third Supplemental Indenture or the Notes to any provision of the “Description of Notes” in the Prospectus Supplement to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in said “Description of Notes”; or

(11)          to effect or maintain the qualification of the Indenture under the TIA.

SECTION 8.2          With Consent of Holders of Notes.  With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture applicable to the Notes or of the Notes or of modifying in any manner the rights of the Holders under the Indenture, including the definitions therein, in each case with respect to the Notes (and only with respect to the Notes); provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)            change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(2)            reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture;

(3)            modify the obligations of the Company to make offers to purchase upon a Change of Control Repurchase Event if such modification was done after the occurrence of the related Change of Control;

(4)            modify or change any provision of the Indenture affecting the ranking of the Notes in a manner adverse to the Holders of the Notes; or

(5)            modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

SECTION 8.3          Compliance with Trust Indenture Act.  Every amendment or supplement to the Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 8.4          Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.  If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 5.01 of the Base Indenture or (ii) such other date as the Company shall designate.

SECTION 8.5          Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

After any amendment, supplement or waiver becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver.  The failure to give such notice shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 8.6          Trustee to Sign Amendments, Etc.  The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article VIII if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  In signing or refusing to sign any amendment or supplemental indenture the Trustee shall be entitled to receive and (subject to Section 7.01 of the Base Indenture) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Third Supplemental Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

ARTICLE IX

APPLICATION OF THIRD SUPPLEMENTAL INDENTURE
AND CREATION OF THE INITIAL NOTES

SECTION 9.1          Application of This Third Supplemental Indenture.  Notwithstanding any other provision of this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture, including as provided in Section 9.2 below, are expressly and solely for the benefit of the Trustee and the Holders of the Notes.  The Initial Notes constitute a series of Debt Securities as provided in Section 2.03 of the Base Indenture.  Unless otherwise expressly specified, references in this Third Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Third Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 9.2          Effect of Third Supplemental Indenture.  With respect to the Notes (and only with respect to the Notes), the Base Indenture shall be supplemented pursuant to Section 10.01(f) thereof to establish the terms of the Notes as set forth in this Third Supplemental Indenture, including, without limitation, as follows:

(i)             Definitions.  The definition of each term set forth in Section 1.01 of the Base Indenture is with respect to the Notes (and only with respect to the Notes) deleted and replaced in its entirety by the definition ascribed to such term in Article I of this Third Supplemental Indenture to the extent any such term is defined in both the Base Indenture and this Third Supplemental Indenture;

(ii)            Provisions of General Application; Security Forms and Transfer and Exchange.  The provisions of Article Two of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), hereby supplemented by and shall be in addition to the provisions of Article II of this Third Supplemental Indenture;

(iii)           Satisfaction and Discharge.  The provisions of Article Twelve of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article VI of this Third Supplemental Indenture;

(iv)           Events of Default.  The provisions of Section 6.01 and Section 6.06 of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article V of this Third Supplemental Indenture;

(v)            Supplemental Indentures.  The provisions of Article Ten (other than Section 10.03) of the Base Indenture are, with respect to the Notes (and only with respect to the Notes), deleted and replaced in their entirety by the provisions of Article VIII of this Third Supplemental Indenture; and

(vi)           Form of Note.  Exhibit A of this Third Supplemental Indenture, with respect to the Notes (and only with respect to the Notes), shall be Exhibit A to the Base Indenture.

To the extent that the provisions of this Third Supplemental Indenture (including those referred to in clauses (i) through (vi) above) conflict with any provision of the Base Indenture, the provisions of this Third Supplemental Indenture shall govern and be controlling, with respect to the Notes (and only with respect to the Notes).

Except as set forth in this Third Supplemental Indenture, the provisions of the Base Indenture shall remain in full force and effect with respect to the Notes.

ARTICLE X

MISCELLANEOUS

SECTION 10.1        The Third Supplemental Indenture.  The Base Indenture, as amended and modified by this Third Supplemental Indenture, hereby is in all respects ratified, confirmed and approved.  This Third Supplemental Indenture shall be construed in connection with and as part of the Base Indenture.

SECTION 10.2        Counterparts.  This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

SECTION 10.3        Recitals.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture or of the Notes.

SECTION 10.4        Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 10.5        Indenture and Notes To Be Construed in Accordance with the Laws of the State of New York.  This Third Supplemental Indenture and each Note shall be deemed to be a New York contract and for all purposes shall be construed in accordance with the laws of said state.

The Trustee hereby accepts the trusts in this Third Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

OLIN CORPORATION

By:	/s/ Stephen C. Curley
Name: Stephen C. Curley
Title: Vice President and Treasurer

By:	/s/ Todd A. Slater
Name: Todd A. Slater
Title: Vice President, Finance and Controller

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Rebekah A. Foltz
Name: Rebekah A. Foltz
Title: Vice President